Exhibit 10.28

SUBSCRIPTION AGREEMENT

This Subscription Agreement (this “Agreement”) is made as of March 19, 2014 by and among:

(1) Tarena International, Inc., a company incorporated in the Cayman Islands (the “Company”); and

(2) New Oriental Education & Technology Group Inc., a company incorporated in the Cayman Islands (the “Purchaser”). The Purchaser on the one hand, and the Company on the other hand, are sometimes herein referred to each as a “Party,” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Company has filed a registration statement on Form F-1 on February 27, 2014 (as may be amended from time to time, the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) in connection with the initial public offering (the “Offering”) by the Company of American Depositary Shares (“ADS”) representing Class A ordinary shares (“Ordinary Shares”) of the Company as specified in the Registration Statement; and

WHEREAS, the Purchaser wishes to invest in the Company by acquiring Ordinary Shares in the Company in a transaction exempt from registration pursuant to Regulation S (“Regulation S”) of the U.S. Securities Act of 1933, as amended (the “Securities Act”);

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the Parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.1 Issuance, Sale and Purchase of Ordinary Shares. Upon the terms and subject to the conditions of this Agreement, the Purchaser hereby agrees to purchase, and the Company hereby agrees to issue, sell and deliver to the Purchaser, at the Closing (as defined below), the number of Ordinary Shares determined pursuant to Section 1.2 (the “Purchased Shares”) at a price per Ordinary Share equal to the Offer Price (as defined below), free and clear of all liens or encumbrances (except for restrictions arising under the Securities Act or created by virtue of this Agreement or the Lock-up Agreement (as defined below)). The “Offer Price” means the price per ADS set forth on the cover of the Company’s final prospectus in connection with the Offering (the “Final Prospectus”) divided by the number of Ordinary Shares represented by one ADS. The purchase, issuance, sale and delivery of the Purchased Shares shall be made pursuant to and in reliance upon Regulation S.

Section 1.2 Closings.

(a) Closing. Subject to Section 1.3, the closing (the “Closing”) of the sale and purchase of the Purchase Shares pursuant to Section 1.1 shall take place concurrently with the closing of the Offering at the same offices for the closing of the Offering or at such other place as the Company and the Purchaser may mutually agree. The total number of the Ordinary Shares that the Purchaser shall purchase as Purchased Shares at the Closing shall be equal to the quotient of US$13,500,000.00 (as adjusted pursuant to clause (iii) below, the “Purchase Price”) divided by the Offer Price; provided, however, that (i) no fractional shares of Ordinary Shares will be issued as Purchased Shares, (ii) any fractions shall be rounded down to the nearest whole number of Ordinary Shares, and (iii) the Purchase Price will be reduced by the value of any such fractional share (as calculated on the basis of the Offer Price). The date and time of the Closing is referred to herein as the “Closing Date.”

(b) Payment and Delivery. At the Closings, the Purchaser shall pay and deliver the Purchase Price to the Company in U.S. dollars by wire transfer, or by such other method mutually agreeable to the Company and the Purchaser, of immediately available funds to such bank account designated in writing by the Company, and the Company shall deliver one or more duly executed share certificates in original form, registered in the name of the Purchaser, together with a certified true copy of the register of the members of the Company, evidencing the Purchased Shares being issued and sold to the Purchaser.

(c) Restrictive Legend. Each certificate representing Purchased Shares shall be endorsed with the following legend:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (AS AMENDED, THE “ACT”) OR UNDER THE SECURITIES LAWS OF ANY STATE. THIS SECURITY MAY NOT BE TRANSFERRED, SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED: (A) IN THE ABSENCE OF (1) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, (2) AN EXEMPTION OR QUALIFICATION UNDER THE ACT AND OTHER APPLICABLE SECURITIES LAWS OR (3) DELIVERY TO THE COMPANY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED; AND (B) WITHIN THE UNITED STATES OR TO ANY U.S. PERSON, AS EACH OF THOSE TERMS IS DEFINED IN REGULATION S UNDER THE ACT, DURING THE 40 DAYS FOLLOWING CLOSING OF THE PURCHASE. ANY ATTEMPT TO TRANSFER, SELL, PLEDGE OR HYPOTHECATE THIS SECURITY IN VIOLATION OF THESE RESTRICTIONS SHALL BE VOID.

Section 1.3 Closing Conditions.

(a) Conditions to the Purchaser’s Obligations to Effect the Closing. The obligation of the Purchaser to purchase and pay for the Purchased Shares as contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived in writing by the Purchaser in its sole discretion:

(i) The Registration Rights Agreement between the Company and the Purchaser substantially in the form attached as Exhibit A hereto (the “Registration Rights Agreement”), shall have been executed and delivered by the Company to the Purchaser.

(ii) All corporate and other actions required to be taken by the Company in connection with the issuance, sale and delivery of the Purchased Shares (including registration of such issuance of the Purchased Shares in the register of the members of the Company) shall have been completed.

(iii) The representations and warranties of the Company to the Purchaser contained in Section 2.1 of this Agreement shall have been true and correct on the date of this Agreement and true and correct in all material respects on and as of the Closing Date (except the representations and warranties contained in Section 2.1(i) shall be true and correct in all respects on and as of the Closing Date); and the Company shall have performed and complied in all material respects with all, and not be in breach or default in any material respects under any, agreements, covenants, conditions and obligations contained in this Agreement that are required to be performed or complied with on or before the Closing Date.

(iv) No governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, prevents, prohibits or otherwise makes illegal the consummation of the transactions contemplated by this Agreement with respect to the Purchaser, or imposes any damages or penalties in connection with the transactions contemplated by this Agreement with respect to the Purchaser that are substantial in relation to the Company; and no action, suit, proceeding or investigation shall have been instituted by a governmental authority of competent jurisdiction or threatened that seeks to restrain, enjoin, prevent, prohibit or otherwise make illegal the consummation of the transactions contemplated by this Agreement with respect to the Purchaser, or imposes any damages or penalties in connection with the transactions contemplated by this Agreement with respect to the Purchaser that are substantial in relation to the Company.

(v) The Offering shall have been, or shall concurrently with the Closing be, completed.

(vi) The ADSs shall have been listed on the NASDAQ subject to official notice of issuance.

(vii) The underwriting agreement relating to the Offering shall have been entered into and have become effective.

(viii) The Company shall have provided to the Purchaser a legal opinion of Cayman Islands counsel to the Company dated as of the Closing Date and in a form reasonably satisfactory to the Purchaser.

(b) Conditions to Company’s Obligations to Effect the Closing. The obligation of the Company to issue and sell the Purchased Shares to the Purchaser as contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date, of each of the following conditions, any of which may be waived in writing by the Company in its sole discretion:

(i) The Registration Rights Agreement shall have been executed and delivered by the Purchaser to the Company.

(ii) The Lock-up Agreement shall have been executed and delivered by the Purchaser to the representatives of the underwriters for the Offering.

(iii) All corporate and other actions required to be taken by the Purchaser in connection with the purchase of the Purchased Shares shall have been completed.

(iv) The representations and warranties of the Purchaser contained in Section 2.2 of this Agreement shall have been true and correct in all material respects on the date of this Agreement and on and as of the Closing Date; and the Purchaser shall have performed and complied in all material respects with all, and not be in breach or default in any material respect under any, agreements, covenants, conditions and obligations contained in this Agreement that are required to be performed or complied with on or before the Closing Date.

(v) No governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, prevents, prohibits or otherwise makes illegal the consummation of the transactions contemplated by this Agreement with respect to the Purchaser, or imposes any damages or penalties in connection with the transactions contemplated by this Agreement with respect to the Purchaser that are substantial in relation to the Company; and no action, suit, proceeding or investigation shall have been instituted by a governmental authority of competent jurisdiction or threatened that seeks to restrain, enjoin, prevent, prohibit or otherwise make illegal the consummation of the transactions contemplated by this Agreement with respect to the Purchaser, or imposes any damages or penalties in connection with the transactions contemplated by this Agreement with respect to the Purchaser that are substantial in relation to the Company.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchaser, as of the date hereof and as of the Closing Date, as follows:

(a) Due Formation. The Company is a company duly incorporated as an exempted company with limited liability, validly existing and in good standing under the laws of the Cayman Islands. The Company has all requisite power and authority to carry on its business as it is currently being conducted.

(b) Authority. The Company has full power and authority to enter into, execute and deliver this Agreement and each agreement, certificate, document and instrument to be executed and delivered by the Company pursuant to this Agreement and to perform its obligations hereunder. The execution and delivery by the Company of this Agreement and any agreements, certificates, documents and instruments to be executed and delivered by the Company pursuant to this Agreement, and the performance by the Company of its obligations hereunder, have been duly authorized by all requisite actions on its part.

(c) Valid Agreement. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(d) Capitalization.

(i) The authorized share capital, option plans and issuance, warrant issuance and any other equity securities (including securities convertible into or exchangeable for equity securities) of the Company (the “Company Capitalization”) as of the date hereof is as set forth in Schedule A-1 of this Agreement, which includes (A) the aggregate number of issued and outstanding shares of capital stock of the Company (including the Ordinary Shares and each series of convertible preferred shares (the “Preferred Shares”)) and (B) the aggregate number of ordinary shares issuable under all outstanding options, all outstanding warrants and all other outstanding securities or obligations which, by their terms, whether directly or indirectly, may be exercisable or exchangeable for, convertible into, or require the Company to issue, Ordinary Shares. All issued and outstanding Ordinary Shares and all issued and outstanding Preferred Shares are validly issued, fully paid and non-assessable.

(ii) Upon effectiveness of the Closing and after giving effect to the Offering, the transactions contemplated by this Agreement and other related transactions, the Company Capitalization will be as set forth in Schedule A-2 of this Agreement.

(iii) All outstanding shares of capital stock of the Company (including Ordinary Shares and Preferred Shares), all outstanding awards under the Company’s stock option plans, all other outstanding warrants and other equity securities (including securities convertible into or exchangeable for equity securities) of the Company, and all outstanding shares of capital stock of each of the Company’s subsidiaries and consolidated affiliates (each a “Subsidiary” and collectively “Subsidiaries”) have been issued and granted in compliance with (x) all applicable Securities Laws and other applicable laws and (y) all requirements set forth in applicable plans or contracts, without violation of any preemptive rights, rights of first refusal or other similar rights. Except as set forth in Schedule A-1 and Schedule A-2, as applicable, no equity securities of the Company are or may become required to be issued by reason of any notes, bonds or other debt securities, or any option, warrant or other agreements to which the Company is a party. “Securities Laws” means the Securities Act, the Securities Exchange Act of 1934, as amended, the listing rules of, or any listing agreement with the NASDAQ and any other applicable law regulating securities or takeover matters.

(iv) The rights of the Ordinary Shares to be issued to the Purchaser as Purchased Shares are as stated in the Amended and Restated Memorandum and Articles of Association of the Company as set out in the exhibit 3.2 of the Registration Statement.

(e) Due Issuance of the Purchased Shares. The Purchased Shares have been duly authorized and, when issued and delivered to and paid for by the Purchaser pursuant to this Agreement, will be validly issued, fully paid and non-assessable and free and clear of any pledge, mortgage, security interest, encumbrance, lien, charge, assessment, right of first refusal, right of pre-emption, third party right or interest, claim or restriction of any kind or nature, except for restrictions arising under the Securities Act or created by virtue of this Agreement or the Lock-up Agreement and upon delivery and entry into the register of members of the Company will transfer to the Purchaser good and valid title to the Purchased Shares.

(f) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any provision of the organizational documents of the Company or its Subsidiaries or violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental entity or court to which the Company or its Subsidiaries is subject, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of or creation of an encumbrance under, or create in any party the right to accelerate, terminate, modify, or cancel, any agreement, contract, lease, license, instrument, or other arrangement to which the Company or its Subsidiaries is a party or by which the Company or its Subsidiaries is bound or to which any of the Company’s or its Subsidiaries’ assets are subject. There is no action, suit or proceeding, pending or threatened against the Company or its Subsidiaries that questions the validity of this Agreement or the right of the Company to enter into this Agreement or to consummate the transactions contemplated hereby.

(g) Consents and Approvals. Neither the execution and delivery by the Company of this Agreement, nor the consummation by the Company of any of the transactions contemplated hereby, nor the performance by the Company of this Agreement in accordance with its terms requires the consent, approval, order or authorization of, or registration with, or the giving notice to, any governmental or public body or authority or any third party, except such as have been or will have been obtained, made or given on or prior to the Closing Date.

(h) Compliance with Laws. The business of the Company or its Subsidiaries is not being conducted in violation of any law or government order applicable to the Company except for violations which do not and would not have a Material Adverse Effect. As used herein, “Material Adverse Effect” shall mean any event, fact, circumstance or occurrence that, individually or in the aggregate with any other events, facts, circumstances or occurrences, results in or would reasonably be expected to result in a material adverse change in or a material adverse effect on any of (i) the financial condition, assets, liabilities, results of operations, business, or operations of the Company or its Subsidiaries taken as a whole, except to the extent that any such Material Adverse Effect results from (x) changes in generally accepted accounting principles that are generally applicable to comparable companies or (y) changes in general economic and market conditions; or (ii) the ability of the Company to consummate the transactions contemplated by this Agreement and to timely perform its obligations under the Agreement.

(i) SEC Filings. Prior to the Closing, the Registration Statement, as supplemented or amended, shall have been declared effective by the SEC. The Registration Statement, including the prospectus therein, conforms and will conform, in all material respects to the requirements of the Securities Act and the rules and regulations of the SEC thereunder and does not, as of the date hereof, and will not, as of the applicable effective date, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. Except for pricing information for the Offering, the Registration Statement, in the form in which it is declared effective by the SEC, will not contain any information that describes a fact, event, occurrence or result that is materially adverse to the Company and that is not described in the draft Registration Statement provided to the Purchaser for its review prior to entering into this Agreement.

(j) Investment Company. The Company is not and, after giving effect to the offering and sale of the Purchased Shares, the consummation of the Offering and the application of the proceeds hereof and thereof, will not be an “investment company,” as such term is defined in the U.S. Investment Company Act of 1940, as amended.

(k) Regulation S. No directed selling efforts (as defined in Rule 902 of Regulation S under the Securities Act) have been made by any of the Company, any of its affiliates or any person acting on its behalf with respect to the Purchased Shares that are not registered under the Securities Act; and none of such persons has taken any actions that would result in the sale of the Purchased Shares to the Purchaser under this Agreement requiring registration under the Securities Act; and the Company is a “foreign issuer” (as defined in Regulation S).

(l) Events Subsequent to Most Recent Fiscal Period. Since December 31, 2013 until the date hereof and to the Closing Date, there has not been any event, fact, circumstance or occurrence that has had or would reasonably be expected to have a Material Adverse Effect.

(m) Registration Rights. Except for the rights granted under the Registration Rights Agreement entered into pursuant to Section 1.3(a)(i) hereof and the Second Amended and Shareholders’ Agreement dated September 6, 2011 among the Company and the parties thereto, a copy of which has been provided to the Purchaser, the Company has not provided any shareholder with any registration rights.

(n) Litigation. There are no actions by or against the Company or its Subsidiaries or affecting the business or any of the assets of the Company or its Subsidiaries pending before any governmental authority, or, to the Company’s knowledge, threatened to be brought by or before any governmental authority, that has had or would reasonably be expected to have a Material Adverse Effect.

Section 2.2 Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Company as of the date hereof and as of the Closing Date, as follows:

(a) Due Formation. The Purchaser is duly formed, validly existing and in good standing in the jurisdiction of its organization. The Purchaser has all requisite power and authority to carry on its business as it is currently being conducted.

(b) Authority. The Purchaser has full power and authority to enter into, execute and deliver this Agreement and each agreement, certificate, document and instrument to be executed and delivered by the Purchaser pursuant to this Agreement and to perform its obligations hereunder. The execution and delivery by the Purchaser of this Agreement and any agreements, certificates, documents and instruments to be executed and delivered by the Purchaser pursuant to this Agreement, and the performance by the Purchaser of its obligations hereunder have been duly authorized by all requisite actions on its part.

(c) Valid Agreement. This Agreement has been duly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(d) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any provision of the organizational documents of the Purchaser or violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental entity or court to which the Purchaser is subject, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of or creation of an encumbrance under, or create in any party the right to accelerate, terminate, modify, or cancel, any agreement, contract, lease, license, instrument, or other arrangement to which the Purchaser is a party or by which the Purchaser is bound or to which any of the Purchaser’s assets are subject. There is no action, suit or proceeding, pending or threatened against the Purchaser that questions the validity of this Agreement or the right of the Purchaser to enter into this Agreement or to consummate the transactions contemplated hereby.

(e) Consents and Approvals. Neither the execution and delivery by the Purchaser of this Agreement, nor the consummation by the Purchaser of any of the transactions contemplated hereby, nor the performance by the Purchaser of this Agreement in accordance with its terms requires the consent, approval, order or authorization of, or registration with, or the giving notice to, any governmental or public body or authority or any third party, except such as have been or will have been obtained, made or given on or prior to the Closing Date.

(f) Status and Investment Intent.

(i) Experience. The Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Purchased Shares. The Purchaser is capable of bearing the economic risks of such investment, including a complete loss of its investment.

(ii) Purchase Entirely for Own Account. The Purchaser is acquiring the Purchased Shares for its own account for investment purposes only and not with the view to, or with any intention of, resale, distribution or other disposition thereof. The Purchaser does not have any direct or indirect arrangement, or understanding with any other persons to distribute, or regarding the distribution of the Purchased Shares in violation of the Securities Act or any other applicable state securities law.

(iii) Solicitation. The Purchaser (x) was not identified or contacted through the marketing of the Offering and (y) did not contact the Company as a result of any general solicitation.

(iv) Information. The Purchaser has been furnished access to all materials and information the Purchaser has requested relating to the Company and its Subsidiaries and other due diligence documents in order to evaluate the transactions contemplated by this Agreement. The Purchaser has consulted to the extent deemed appropriate by the Purchaser with the Purchaser’s own advisers as to the financial, tax, legal and related matters concerning an investment in the Purchased Shares.

(v) Not U.S. Person. The Purchaser is not a “U.S. person” as defined in Rule 902 of Regulation S.

(vi) Offshore Transaction. The Purchaser has been advised and acknowledges that in issuing the Purchased Shares to the Purchaser pursuant hereto, the Company is relying upon the exemption from registration provided by Regulation S. The Purchaser is acquiring the Purchased Shares in an offshore transaction in reliance upon the exemption from registration provided by Regulation S.

(vii) FINRA. The Purchaser does not, directly or indirectly, own more than five per cent of the outstanding common stock (or other voting securities) of any member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) or a holding company for a FINRA member, and is not otherwise a “restricted person” for the purposes of the Free-Riding and Withholding Interpretation of FINRA.

ARTICLE III

COVENANTS

Section 3.1 Lock-up. The Purchaser shall, concurrently with the execution of this Agreement, enter into a lock-up agreement (the “Lock-up Agreement”) in the form and substance to the reasonable satisfactory of the Company and/or the underwriters in the Offering.

Section 3.2 Distribution Compliance Period. The Purchaser agrees not to resell, pledge or transfer any Purchased Shares within the United States or to any U.S. Person, as each of those terms is defined in Regulation S, during the 40 days following the Closing Date.

Section 3.3 Further Assurances. From the date of this Agreement until the Closing Date, the Company and the Purchaser shall use their reasonable best efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby.

ARTICLE IV

INDEMNIFICATION

Section 4.1 Indemnification. Each of the Company and the Purchaser (an “Indemnifying Party”) shall indemnify and hold each other and their directors, officers, employees, advisors and agents (collectively, the “Indemnified Party”) harmless from and against any losses, claims, damages, fines, expenses and liabilities of any kind or nature whatsoever, including but not limited to any investigative, legal and other expenses incurred in connection with, and any amounts paid in settlement of, any pending or threatened legal action or proceeding, and any taxes or levies that may be payable by such person by reason of the indemnification of any indemnifiable loss hereunder (collectively, “Losses”) resulting from or arising out of: (i) the breach of any representation or warranty of such Indemnifying Party contained in this Agreement or in any schedule or exhibit hereto; or (ii) the violation or nonperformance, partial or total, of any covenant or agreement of such Indemnifying Party contained in this Agreement for reasons other than gross negligence or willful misconduct of such Indemnified Party. In calculating the amount of any Losses of an Indemnified Party hereunder, there shall be subtracted the amount of any insurance proceeds and third-party payments received by the Indemnified Party with respect to such Losses, if any.

Section 4.2 Third Party Claims.

(a) If any third party shall notify any Indemnified Party in writing with respect to any matter involving a claim by such third party (a “Third Party Claim”) which such Indemnified Party believes would give rise to a claim for indemnification against the Indemnifying Party under this Article IV, then the Indemnified Party shall promptly (i) notify the Indemnifying Party thereof in writing within thirty (30) days of receipt of notice of such claim and (ii) transmit to the Indemnifying Party a written notice (“Claim Notice”) describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), and the basis of the Indemnified Party’s request for indemnification under this Agreement.

(b) Upon receipt of a Claim Notice with respect to a Third Party Claim, the Indemnifying Party shall have the right to assume the defense of any Third Party Claim by, within (30) days of receipt of the Claim Notice, notifying the Indemnified Party in writing that the Indemnifying Party elects to assume the defense of such Third Party Claim, and upon delivery of such notice by the Indemnifying Party, the Indemnifying Party shall have the right to fully control and settle the proceeding, provided, that, any such settlement or compromise shall be permitted hereunder only with the written consent of the Indemnified Party.

(c) If requested by the Indemnifying Party, the Indemnified Party shall, at the sole cost and expense of the Indemnifying Party, cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party elects to contest, including the making of any related counterclaim against the person asserting the Third Party Claim or any cross complaint against any person. The Indemnified Party shall have the right to receive copies of all pleadings, notices and communications with respect to any Third Party Claim, other than any privileged communications between the Indemnifying Party and its counsel, and shall be entitled, at its sole cost and expense, to retain separate co-counsel and participate in, but not control, any defense or settlement of any Third Party Claim assumed by the Indemnifying Party pursuant to Section 4.2(b).

(d) In the event of a Third Party Claim for which the Indemnifying Party elects not to assume the defense or fails to make such an election within the 30 days of the Claim Notice, the Indemnified Party may, at its option, defend, settle, compromise or pay such action or claim at the expense of the Indemnifying Party; provided, that, any such settlement or compromise shall be permitted hereunder only with the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

Section 4.3 Other Claims. In the event any Indemnified Party should have a claim against the Indemnifying Party hereunder which does not involve a Third Party Claim, the Indemnified Party shall promptly transmit to the Indemnifying Party a written notice (the “Indemnity Notice”) describing in reasonable detail the nature of the claim, the Indemnified Party’s best estimate of the amount of Losses attributable to such claim and the basis of the Indemnified Party’s request for indemnification under this Agreement. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days from its receipt of the Indemnity Notice that the Indemnifying Party disputes such claim, the Indemnifying Party shall be deemed to have accepted and agreed with such claim.

Section 4.4 Cap. Notwithstanding the foregoing, the Indemnifying Party shall have no liability (for indemnification or otherwise) with respect to any Losses in excess of the applicable Purchase Price.

ARTICLE V

MISCELLANEOUS

Section 5.1 Survival of the Representations and Warranties. All representations and warranties made by any party hereto shall survive for two years and shall terminate and be without further force or effect on the second anniversary of the date hereof, except as to (i) any claims thereunder which have been asserted in writing pursuant to Section 4.1 against the party making such representations and warranties on or prior to such second anniversary, and (ii) the Company’s representations contained in Section 2.1(a), (b), (c), (d) and (e) hereof, each of which shall survive indefinitely.

Section 5.2 Governing Law; Arbitration. This Agreement shall be governed and interpreted in accordance with the laws of the State of New York without giving effect to the conflicts of law principles thereof. Any dispute arising out of or relating to this Agreement, including any question regarding its existence, validity or termination (“Dispute”) shall be referred to and finally resolved by arbitration at the Hong Kong International Arbitration Centre in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules then in force. There shall be three arbitrators. Each Party has the right to appoint one arbitrator and the third arbitrator shall be appointed by the Hong Kong International Arbitration Centre. The language to be used in the arbitration proceedings shall be English. Each of the Parties irrevocably waives any immunity to jurisdiction to which it may be entitled or become entitled (including without limitation sovereign immunity, immunity to pre-award attachment, post-award attachment or otherwise) in any arbitration proceedings and/or enforcement proceedings against it arising out of or based on this Agreement or the transactions contemplated hereby.

Section 5.3 Amendment. This Agreement shall not be amended, changed or modified, except by another agreement in writing executed by the parties hereto.

Section 5.4 Binding Effect. This Agreement shall inure to the benefit of, and be binding upon, the Purchaser, the Company, and their respective heirs, successors and permitted assigns.

Section 5.5 Assignment. Neither this Agreement nor any of the rights, duties or obligations hereunder may be assigned by the Company or the Purchaser without the express written consent of the other Party, except that the Purchaser may assign all or any part of its rights and obligations hereunder to any affiliate of the Purchaser without the consent of the Company, provided that no such assignment shall relieve the Purchaser of its obligations hereunder if such assignee does not perform such obligations. Any purported assignment in violation of the foregoing sentence shall be null and void.

Section 5.6 Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of actual delivery if delivered personally to the party hereto to whom notice is to be given, on the date sent if sent by telecopier, tested telex or prepaid telegram, on the next business day following delivery to Federal Express properly addressed or on the day of attempted delivery by the U.S. Postal Service if mailed by registered or certified mail, return receipt requested, postage paid, and properly addressed as follows:

If to the Company, at:	Tarena International, Inc.
Suite 10017, Building E,
Zhongkun Plaza, A18 Bei San Huan West Road,
Haidian District, Beijing, 100098, PRC
Fax: +86 10 6211 0873
Attn: Mr. Shaoyun Han

If to the Purchaser, at:	New Oriental Education & Technology Group Inc.
No. 6 Hai Dian Zhong Street
Haidian District, Beijing 100080, PRC
Fax: +86 10 6260 5511 Attn: Zheng Zhao

Any party hereto may change its address for purposes of this Section 5.6 by giving the other Party written notice of the new address in the manner set forth above.

Section 5.7 Entire Agreement. This Agreement constitutes the entire understanding and agreement between the Parties with respect to the matters covered hereby, and all prior agreements and understandings, oral or in writing, if any, between the Parties with respect to the matters covered hereby are merged and superseded by this Agreement.

Section 5.8 Severability. If any provisions of this Agreement shall be adjudicated to be illegal, invalid or unenforceable in any action or proceeding whether in its entirety or in any portion, then such provision shall be deemed amended, if possible, or deleted, as the case may be, from the Agreement in order to render the remainder of the Agreement and any provision thereof both valid and enforceable, and all other provisions hereof shall be given effect separately therefrom and shall not be affected thereby.

Section 5.9 Fees and Expenses. Except as otherwise provided in this Agreement, the Company and the Purchaser will bear their respective expenses incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby, including fees and expenses of attorneys, accountants, consultants and financial advisors.

Section 5.10 Confidentiality. Each party hereto shall keep in confidence, and shall not use (except for the purposes of the transactions contemplated hereby) or disclose, any non-public information disclosed to it or its affiliates, representatives or agents in connection with this Agreement or the transactions contemplated hereby. Each party hereto shall ensure that its affiliates, representatives and agents keep in confidence, and do not use (except for the purposes of the transactions contemplated hereby) or disclose, any such non-public information.

Section 5.11 Specific Performance. The Parties agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 5.12 Termination. In the event that the Closings shall not have occurred by December 31, 2014, this Agreement shall be terminated with no further force or effect, except for the provisions of Section 5.10, which shall survive any termination under this Section 5.12.

Section 5.13 Description of the Purchasers.

(a) The Company shall afford the Purchaser a reasonable opportunity in which to review and comment on any description of the Purchaser and/or the transactions contemplated by this Agreement with respect to the Purchaser that is to be included in the Registration Statement filed after the date hereof, and the Company shall take into account such comments from the Purchaser.

(b) The Purchaser hereby consents and undertakes to promptly provide a description of its organization and business activities to the Company (the “Purchaser Description”) to be used solely in the Registration Statement and the prospectus therein, and hereby represents that the Purchaser Description will be true and accurate in all material respects and will not be misleading in any material respect. Additionally, the Purchaser hereby consents to the filing of this Agreement and the Registration Rights Agreement as exhibits to the Registration Statement. Other than Purchaser Descriptions, the Company shall not include in the Registration Statement or the prospectus therein any information regarding the Purchaser without the Purchaser’s prior written consent.

(c) The Purchaser acknowledges that the Company will rely upon the truth and accuracy of the Purchaser Description, and the Purchaser agrees to notify the Company promptly in writing if any of the content contained therein ceases to be accurate and complete or becomes misleading.

Section 5.14 Headings. The headings of the various articles and sections of this Agreement are inserted merely for the purpose of convenience and do not expressly or by implication limit, define or extend the specific terms of the section so designated.

Section 5.15 Execution in Counterparts. For the convenience of the Parties and to facilitate execution, this Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

TARENA INTERNATIONAL, INC.

By:	/s/ Shaoyun Han
Name: Title:	Shaoyun Han CEO

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

NEW ORIENTAL EDUCATION & TECHNOLOGY GROUP INC.

By:	/s/ Michael Minhong Yu
Name: Title:	Michael Minhong Yu Chief Executive Officer

Schedule A-1

Total Outstanding as of March 19, 2014

	Outstanding	Ordinary Shares Upon Conversion
Series A Preferred Shares	7,196,159	7,196,159
Series B Preferred Shares	7,319,820	7,319,820
Series C Preferred Shares	10,914,852	10,914,852
Ordinary Shares	12,226,558	12,226,558
Ordinary Shares Issuable upon Exercise of Options		9,940,614
Ordinary shares reserved for future issuances under 2008 share incentive plan	50,160

The maximum aggregate number of shares which may be issued pursuant to all awards under the 2014 share incentive plan, or the Award Pool, is 1,833,696, provided that the shares reserved in the Award Pool shall be increased on the first day of each calendar year, commencing with January 1, 2015, if the unissued shares reserved in the Award Pool on such day account for less than 2% of the total number of shares issued and outstanding on a fully-diluted basis on December 31 of the immediately preceding calendar year, as a result of which increase the shares unissued and reserved in the Award Pool immediately after each such increase shall equal 2% of the total number of shares issued and outstanding on a fully-diluted basis on December 31 of the immediately preceding calendar year. As of the date hereof, options to purchase 1,805,784 ordinary shares are issued and outstanding under the 2014 share incentive plan.

Authorized Share Capital as of March 19, 2014

Ordinary Shares	90,000,000
Preferred Shares	60,000,000	consisting of:
		Series A	8,571,430
		Series B	7,319,820
		Series C	10,914,852

Schedule A-2

Total Outstanding Immediately After IPO

Class A Ordinary Shares consisting of:
The number of Class A Ordinary Shares issued to public investors through the IPO
The number of Class A Ordinary Shares sold by pre-IPO shareholders through the IPO
The number of Class A Ordinary Shares purchased by the Purchaser subject to the terms and conditions of the Subscription Agreement
Class B Ordinary Shares	37,657,389 subtracted by the shares that will be sold by pre-IPO shareholders through the IPO
Ordinary Shares Issuable upon Exercise of Options	9,940,614
Ordinary shares reserved for future issuances under 2008 share incentive plan	50,160

The maximum aggregate number of shares which may be issued pursuant to all awards under the 2014 share incentive plan, or the Award Pool, is 1,833,696, provided that the shares reserved in the Award Pool shall be increased on the first day of each calendar year, commencing with January 1, 2015, if the unissued shares reserved in the Award Pool on such day account for less than 2% of the total number of shares issued and outstanding on a fully-diluted basis on December 31 of the immediately preceding calendar year, as a result of which increase the shares unissued and reserved in the Award Pool immediately after each such increase shall equal 2% of the total number of shares issued and outstanding on a fully-diluted basis on December 31 of the immediately preceding calendar year. As of the date hereof, options to purchase 1,805,784 ordinary shares are issued and outstanding under the 2014 share incentive plan.

Authorized Share Capital Immediately After IPO

Class A Ordinary Shares	860,000,000
Class B Ordinary Shares	40,000,000
Shares of such class or classes (however designated) as the board of directors may determine in accordance with the Amended and Restated Memorandum and Articles of Association of the Company	100,000,000

Exhibit A

Registration Rights Agreement